EXHIBIT 21

SUBSIDIARIES

The Registrant's operating Subsidiaries:

Name: Blackwell Realtech 3D Printing Construction, LLC (Dubai License #1198090)

Country of Organization:   Dubai, United Arab Emirates

Percent Ownership by Registrant:   100.0% by Blackwell 3D Construction Corp.